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                                                                     Exhibit 6.6

                              EMPLOYMENT AGREEMENT


         FOOD EXTRUSION, Inc. a California corporation ("Employer"), and Rukmini Cheruvanky ("Employee") agree as of April 14, 1996, as follows:

         1. Employment. Employer hereby employs Employee and Employee hereby accepts employment with Employer on the terms and conditions set forth below.

         2. Position; Scope of Employment. Employee shall have the position of Research Biochemist. Employee's duties shall include setting up an analytical laboratory, performing assays including, without limitation, HPLC assays for tocopherols, tocotrienols, (alpha)- and (beta)- carotene, (gamma)-oryzanol and plant sterols, attending trade shows, interacting with research and development scientists employed by clients of Employer and shall include such other duties and authority as specified by Employer and as may be modified from time to time.

                  2.1. Entire Time and Effort. Employee shall devote Employee's full working time, attention, abilities, skill, labor and efforts to the performance of Employee's employment. Employee shall not directly or indirectly
(i) be substantially  engaged in or concerned with any other duties or pursuits,
(ii) render services to any third party for  compensation  or other benefit,  or
(iii) engage in any other business activity that will in any way interfere with the performance of Employee's duties under this Agreement, except with the prior written consent of Employer; provided, however, that Employee may engage in charitable, philanthropic, educational, religious, civic and similar such activities to the extent that such activities do not unreasonably interfere with the performance of Employee's duties under this Agreement.

                  2.2. Rules and Regulations. Employee agrees to observe and comply with Employer's rules and regulations as provided by Employer and as may be amended from time to time by Employer, and will carry out and faithfully perform such orders, directions and policies of Employer.


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         3. Term of  Employment.  The  Employee's  employment  shall commence on
April 14, 1996, and shall terminate three years from that date, unless terminated earlier as provided herein. At the end of the initial three year term this Agreement shall automatically renew for an additional three year term unless either party notifies the other party in writing thirty (30) days prior to the expiration of the initial term, of her or its intention not to renew this agreement.

         4. Compensation. Employer shall pay to Employee a base salary of Fifty Thousand Dollars ($50,000) per year, payable in accordance with the Employer's pay schedule, but not less than twice per month. Employer shall review Employee's salary from time to time, and may, in Employer's sole discretion, increase the salary paid to Employee.

                  4.1. Benefits. Employee shall be provided with medical insurance and such other benefits as provided to Employer's other similarly situated employees and in accordance with Employer's policies, as modified from time to time in Employer's sole discretion.

                  4.2. Vacation and Sick Leave. Employee shall be entitled to two weeks of vacation each calendar year. Employee's vacation shall accrue at the rate of six and two-thirds (6 2/3) hours per month but in no event shall Employee's total accrued vacation exceed three (3) weeks. Employee shall be entitled to sick leave in accordance with Employer's sick leave policy.
                  4.3. Automobile Allowance. Employer shall pay to Employee three hundred dollars $300.00 each month as an automobile allowance. Employer will not withhold any applicable local, state or federal taxes from the automobile allowance. Employer will provide the Employee with a form 1099 at the end of each tax year showing the amount of automobile allowance paid during that year. Employee shall be solely responsible for the payment of any and all federal, state or local taxes which may become due as a result of his receipt of this automobile allowance.

                  4.4. Employer Stock. Employee will be eligible to participate in any Employee Stock Purchase Plan or Stock Option Plan which the Employer may adopt during the term of this Agreement. Employer intends to adopt such a plan prior to the expiration of this Agreement, but makes no further representations as to the terms of such plan or the date such plan will be enacted.

         5. Termination of Employment
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                  5.1.  Termination  Events.   Employee's  employment  shall  be
terminated prior to the expiration of this Agreement upon the occurrence of any of the following events: (i) the mutual written agreement of the Employer and Employee; (ii) the Employee's disability, which shall, for the purposes of this Agreement, mean Employee's inability due to physical or mental impairment, tp perform the Employee's duties and obligations under this Agreement, despite reasonable accommodation by the Employer, for a period exceeding three months;
(iii) Employee's death; (iv) notice of termination by Employer for cause as defined in Section 5.2; (iv) written notice of termination by Employer without cause upon fourteen (14) days notice, subject to the compensation for early termination provisions of Section 5.3.

                  5.2. Termination for Cause. Employer reserves the right to terminate this Agreement for cause upon (i) Employee's willful and continued failure to substantially perform his or her duties and obligations under this Agreement after written demand for substantial performance has been delivered to Employee by Employer which sets forth with reasonable specificity the deficiencies in the Employee's performance and giving the Employee not less than thirty (30) days to correct such deficiencies; (ii) fraud or intentional material misrepresentation by the Employee, (iii) unauthorized disclosure or use of Employer's trade secrets or Confidential Information by Employee; (iv) Employee's conviction of a felony; (v) theft or conversion of Employer's property by Employee; (vi) Employee's habitual misuse of alcohol, illegal narcotics, or other intoxicant.

                  5.3.   Compensation   Upon  Early   Termination.   Upon  early
termination, Employer shall pay Employee compensation as follows:

                           (a) If Employee is  terminated by Employer for cause,
voluntarily  resigns,  dies, or becomes disabled as such term is used in Section
5.1 of this Agreement, Employer shall pay Employee, or Employees representative, all accrued but unpaid salary and vacation pay accrued through the effective date of the termination.

                           (b) If Employee  is  terminated  by Employer  without
cause, Employer shall pay to Employee as liquidated damages and in lieu of any and all other claims which Employee may have against Employer the amount equal to the Employee's monthly base salary multiplied by the number of months remaining of the term of this Agreement. Employer's payment pursuant to this

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section shall fully and completely discharge any and all obligations of Employer to Employee arising out of or related to this Agreement and shall constitute liquidated damages in lieu of any and all claims which Employee may have against Employer not including any obligation under the Workers Compensation laws including its Employer's Liability provisions.

         6. Unfair Competition. During Employee's employment under this Agreement, Employee shall not directly or indirectly, whether as a partner, employee, creditor, shareholder or otherwise promote, or engage in any activity or other business which is competitive in any way with Employer's business, and shall not take any action or make any agreement to establish, or become employed by a competing business.

         7. Proprietary Information; Confidentiality.

                  7.1. Confidential Information. Employee agrees not to disclose to any others, or take or use for Employee's own purposes or purposes of any others, during the term of this Agreement or at any time thereafter, any of Employer's Confidential Information (as defined below). Employee agrees that these restrictions shall also apply to (1) Confidential Information belonging to third parties in Employer's possession and (2) Confidential Information conceived, originated, discovered or developed by Employee during the term of this Agreement. "Confidential Information" means any Employer proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, finances or other business information disclosed to Employee by Employer, either directly or indirectly, in writing, orally or by drawings, or by observation of products. Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of Employee. Employee further agrees not to improperly use or disclose or bring onto the premises of Employer any trade secrets of another person or entity during the term of this Agreement.

                  7.2. Inventions.  For purposes of this Agreement,  "invention"
shall mean any new machines, manufactures, methods, processes, uses, apparatuses, compositions of matter, designs, computer programs or software, or configurations of any kind, discovered, conceived, developed, made, or produced or any improvements to them, and shall not be limited to the definition of an

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invention contained in the United States Patent Laws.

                  7.3. Assignment of Inventions. Employee assigns to Employer all of Employee's interest in all ideas and inventions, whether patentable or not, made or conceived by Employee, solely or jointly with any others, during the term of Employee's employment with Employer, except for any idea or invention for which no equipment, supplies, time, facilities or trade secret information of Employer was used and that was developed entirely upon Employee's own time, and does not relate either to the business of Employer or Employer's actual or demonstrably anticipated research or development. All ideas and inventions hereby assigned are referred to as "Assigned Inventions". This Agreement does not apply to any invention that qualifies fully under the provisions of California Labor Code section 2870, a copy of which is attached as Exhibit A. Employee agrees to promptly disclose all Assigned Inventions in writing to Employer, to assist Employer in preparing patent applications and assignments for those inventions and to vest title to those inventions in Employer, all at Employer's expense, but for no consideration to Employee in addition to Employee's salary or wages. If Employer requires Employee's assistance under this Section after termination of Employee's employment, Employee shall be compensated for Employee's time actually spent in providing that assistance at any hourly rate equivalent to Employee's salary or wages during Employee's last period of employment by Employer.

                  7.4. Prior Inventions. Employee has attached as Exhibit B, a list of any inventions belonging to Employee prior to employment with Employer ("Prior Inventions"), that relate to the business of Employer or Employer's actual or demonstrably anticipated research or development. Such inventions shall remain the property of Employee. Employee hereby grants to Employer a nonexclusive, royalty-free, irrevocable, perpetual, worldwide and assignable license to make, have made, modify, sublicense, use and sell such Prior Inventions as part of or in connection with any product, process or machine, developed, manufactured, or marketed by Employer or service provided by Employer. Employee retains the right to sell or license such Prior Inventions to others, provided such sale or license is subject to to the rights granted to Employer pursuant to this section 7.4. If no such list is attached, Employee represents that there are no such Prior Inventions.

                  7.5. Records of Inventions. Employee agrees to keep and maintain adequate and current written records of all inventions of Employee during the term of employment with Employer. Such records shall be in the form

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of notes,  sketches,  drawings,  and any other  format that may be  specified by
Employer, and shall be available to and remain the sole property of Employer at all times.

                  7.6. Return of Property. Employee agrees that upon termination of employment with Employer, Employee will deliver to Employer all devices, records, data, disks, computer files, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Employee pursuant to employment with Employer or otherwise belonging to Employer, its successors or assigns.

                7.7. Noncompetition. Employee shall not use any of the Confidential Information to compete with Employer in connection with a business or enterprise of any kind, foreign or domestic, profit or non-profit, as an investor, partner, shareholder, LLC member, employee, agent, consultant or independent contractor. Nothing in this section 7.7 shall be construed to limit the more general prohibitions against unauthorized use or disclosure of the Confidential Information contained in other sections of this Agreement.

                7.8. Notification of New Employer. Employer shall have the right to notify any actual or potential future employer of Employee of Employee's rights and obligations under this Section 7 of the Agreement. Employee expressly authorizes such disclosure and waives any claims Employee may have against Employer resulting from the disclosure of Employee's obligations under this
Section 7 to an actual or potential future employer of Employee.

                7.9. Other Agreements. Employee represents that the performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to employment with Employer. Employee has not and shall not enter into any oral or written agreement in conflict with this Agreement.

                7.10. Equitable Remedies. Employee agrees that it would be impossible or inadequate to measure and calculate Employer's damages from any breach of the covenants set forth in this Section 7 of the Agreement. Accordingly, Employer shall have available, in addition to any other right or remedy available under law or equity, the right to obtain any injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Section 7. Employee further agrees that no bond or other security shall be required in obtaining such equitable relief and consents to the issuance of such injunction and to the ordering of specific performance.

         8. Dispute Resolution. The Employee and Employer shall use best efforts to settle any disputes regarding the rights or obligations of the parties under this Agreement through negotiation and agreement. Any disputes which cannot be settled in this manner shall be conclusively determined by binding arbitration. The arbitration shall be conducted as follows:

                  8.1. Binding Arbitration. Any dispute between the parties shall be submitted to, and conclusively determined by, binding arbitration in accordance with this paragraph. The provisions of this paragraph shall not preclude any party from seeking injunctive or other provisional or equitable relief in order to preserve the status quo of the parties pending resolution of the dispute, and the filing of an action seeking injunctive or other provisional relief shall not be construed as a waiver of that party's arbitration rights. The arbitration of any dispute between the parties to this Agreement shall be governed by the provisions of the California Arbitration Act (California Code of Civil Procedure section 1280, et seq.), excluding the provisions of Code of Civil Procedure section 1283.05.

                  8.2. Initiation of Arbitration. In the case of any dispute between the parties to this Agreement, either party shall have the right to initiate the binding arbitration process provided for in this paragraph by serving upon the other party a demand for arbitration. Notwithstanding any other provision of law, in order to be enforceable a demand for arbitration must be served within sixty (60) days of the date on which a party discovers, or reasonably should have discovered, facts giving rise to a dispute as defined above.

                  8.3. Selection of Arbitrators. Within thirty (30) days of service of a demand for arbitration by either party to this Agreement, the parties shall endeavor in good faith to select a single arbitrator. If they fail to do so within that time period, each party shall have an additional period of fifteen (15) days in which to appoint an arbitrator and those arbitrators within fifteen (15) days shall select an additional arbitrator. If any party fails to appoint an arbitrator or if the arbitrators initially selected by the parties fail to appoint an additional arbitrator within the time specified herein, any party may apply to have an arbitrator appointed for the party who has failed to

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appoint, or to have the additional arbitrator appointed,  by the presiding judge for the Superior Court, Sacramento County, California. If the presiding judge, acting in his or her personal capacity, is unable or unwilling to appoint the additional arbitrator, that arbitrator shall be selected in accordance with California Code of Civil Procedure section 1281.6.

                  8.4. Location of Arbitration. Any arbitration hearing shall be conducted in Sacramento County, California.

                  8.5. Applicable Law. The law applicable to the arbitration of any dispute shall be the law of the State of California, excluding its conflicts of law rules.

                  8.6. Arbitration Procedures. Except as otherwise provided in this paragraph, the arbitration shall be governed by the California Arbitration Act (Code Civ. Proc., ss. 1280 et seq.), excluding the provisions of Code of Civil Procedure section 1283.05. In addition, either party may choose, at that party's discretion, to request that the arbitrators resolve any dispositive motions prior to the taking of evidence on the merits of the dispute. By way of example, such dispositive motions would include, but not be limited to, those which would entitle a party to summary judgement or summary adjudication of issues pursuant to Code of Civil Procedure section 437c or resolution of a special defense as provided for at Code of Civil Procedure section 597. In the event a party to the arbitration requests that the arbitrators resolve a dispositive motion, the arbitrators shall receive and consider any written or oral arguments regarding the dispositive motion, and shall receive and consider any evidence specifically relating thereto, and shall render a decision thereon, before hearing any evidence on the merits of the dispute.

                  8.7. Limitation on Scope of Arbitrators' Award or Decision. Employer and Employee agree that if the arbitrators find any disputed claim to be meritorious, the arbitrators shall have the authority to order legal and/or equitable relief appropriate to the claim, but that in no event shall the arbitrators have authority to award punitive or exemplary damages.

                  8.8. Costs of Arbitration; Attorneys' Fees. Each party shall bear equally the costs of the arbitration and shall bear its own attorneys' fees. However, Employer and Employee agree that the arbitrators, in their discretion, may award to the prevailing party the costs, including the costs of the arbitration, and attorneys' fees incurred by that party in participating in

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the arbitration process.

                  8.9. Acknowledgment of Consent to Arbitration. NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "RESOLUTION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW, YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL UNLESS SUCH RIGHTS ARE SPECIFICALLY INCLUDED IN THE "RESOLUTION OF DISPUTES" PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

         WE HAVE READ AND UNDERSTOOD THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THIS ARBITRATION OF DISPUTES PROVISION TO NEUTRAL ARBITRATION.

        INITIALS OF EMPLOYER'S AUTHORIZED REPRESENTATIVE:  /s/PM
                                                         ---------
        INITIALS OF EMPLOYEE:
                             ----------

        9.      Miscellaneous.

                  9.1. Notices. Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the parties, (ii) on the third business day after mailing, if the document is mailed by registered or certified mail, (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed. Any such notice shall be delivered or addressed to the parties at the addresses set forth below or at the most recent address specified by the addressee through written notice under this provision. Failure to give notice in accordance with any of the foregoing methods shall not defeat the effectiveness of notice actually received by the addressee.

                  9.2. Attorneys' Fees; Prejudgment Interest. If the services of

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an  attorney  are  required  by any party to secure  the  performance  hereof or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys' fees, costs and other expenses, in addition to any other relief to which such party may be entitled. Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.

                  9.3. Choice of Law, Jurisdiction, Venue. This Agreement is drawn to be effective in the State of California, and shall be construed in accordance with California law. The exclusive jurisdiction and venue of any legal action by either party or arbitration under this Agreement shall be the County of Sacramento, California.

                  9.4. Amendment. The provisions of this Agreement may be modified at any time by agreement of the parties. Any such agreement hereafter made shall be ineffective to modify this Agreement in any respect unless in writing and signed by the parties against whom enforcement of the modification or discharge is sought.

                  9.5. Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction either of that term or condition as it applies on a subsequent occasion or of any other term or condition.

                  9.6. Assignment. The parties agree that Employee's rights and obligations under this Agreement are personal and not assignable. This Agreement contains the entire agreement between the parties to it and shall be binding on and inure to the benefit of the heirs, personal representatives, successors and assigns of Employer.

                  9.7. Independent Covenants. All provisions herein concerning unfair competition and confidentiality shall be deemed independent covenants and shall be enforceable without regard to any breach by Employer unless such breach by Employer is willful and reckless.

                  9.8. Entire Agreement. This document constitutes the entire agreement between the parties, all oral agreements being merged herein, and supersedes all prior representations. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein.

                  9.9. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement which can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

                  9.10. Captions. All paragraph captions are for reference only and shall not be considered in construing this Agreement.

FOOD EXTRUSION, INC.              EMPLOYEE:

By: /s/ Patricia Mayhew           /s/ Rukmini Cheruvanky
   ---------------------          ----------------------
       (Patricia Mayhew)          Rukmini Cheruvanky
Its:  President                   Address:
                                          -----------------------------

                                    Exhibit A
                            (Labor Code Section 2870)

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

        (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer ; or

        (2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

                                    EXHIBIT B
                          (Employee's Prior Inventions)